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                                  EXHIBIT 10.46
                   OFFER OF EMPLOYMENT LETTER FROM THE COMPANY
                                TO MICHAEL LIESS



September 8, 1998


Mr. Michael Liess
12050 South Riviera
Tustin, CA  92782


Dear Mike,

We are very pleased to offer you the position of Vice President, Sales and Field Marketing of our Digital Imaging Solutions SBU, reporting to Michael Steep, Sr. VP/GM pending successful completion of a background check.

We are pleased to offer you the following:

     -    A base salary of ** bi-weekly (** annually.)

     -    A start date of Monday, October 5, 1998.

     - Stock options in the amount of ** shares. The price per share of these options will be determined by the fair market value on the date of grant under the terms of ENCAD's Stock Option Plan. A meeting to explain your stock option plan will be held shortly after you begin work. Key employees who participate in the stock option plan will be expected to give their full professional effort to the Company. Outside consulting is discouraged except when done through ENCAD.

     -    A car allowance of ** (gross) per month.

     -    3 weeks vacation per year.

     - Participation in ENCAD's Executive bonus program. This program provides for a range of bonus from ** to ** of your base annual salary with a 100% target of 30%. Bonus payouts are based on your achievement of your assigned worldwide revenue plan, your individual performance against pre-established objectives, and company profitability. Your bonus for 1998 will be pro-rated based on your start date, with a guarantee of ** for 1998 based on achievement of personal objectives. Details of the plan will be provided to you upon hire.

          - A recoverable draw of ** per annum (** bi-weekly), against your annual bonus, is authorized.

** CONFIDENTIAL TREATMENT REQUESTED

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     -    Participation in ENCAD's semi-annual Employee Profit Sharing Plan.
          Please note that ENCAD's profit sharing payout in previous years has been around ** of base salary.

     - Relocation Assistance: To assist you with your move to San Diego, ENCAD will reimburse you for the following relocation expenses, in accordance with company practices:

               -    Movement of household goods

               - Relocation allowance in the amount of ** to cover any miscellaneous expenses. This allowance is designed to give you greater flexibility in managing your relocation expenses and focusing ENCAD's financial assistance in the areas of your special needs.

               - Home purchase assistance - reimbursement of customary, non-negotiable, non recurring and legally required closing costs when purchasing a home in San Diego.

               - Home sale assistance - reimbursement of customary, non-negotiable, non recurring legally required closing costs associated with the sale of your home. In addition, ENCAD will reimburse the actual incurred real estate commission, not to exceed 6%.

               -    Tax gross-up on eligible relocation expenses.

               Upon acceptance, and when ready to relocate to San Diego, the above package must be coordinated through ENCAD's relocation service, PRC (Professional Relocation & Consulting Services). Your contact is Lucy Donaldson who can be reached at **. Ms. Donaldson will explain ENCAD's relocation expense guidelines and coordinate the various aspects of your relocation. Relocation must be completed and reimbursed no later than end of year 1999.

          Please note that if you voluntarily terminate or are terminated for cause within 12 months of your relocation, you will be required to reimburse ENCAD all relocation expenses that were paid by the company. Your signed acceptance of our offer indicates compliance with this provision of ENCAD's policy.

     - Eligibility to participate in ENCAD's benefit plans. Coverage includes medical, dental, life and disability insurance. Associated costs are attached. Additionally, ENCAD offers an on-site fitness center, health club membership, an attractive Employee Stock Purchase Plan, tuition reimbursement program, and 401(k) plan.

     - A sign-on bonus in the amount of ** (net) paid in your first paycheck. (Please note, if you voluntarily terminate or are terminated for cause within one year of employment, you will be required to reimburse this bonus to ENCAD.)

     - Severance package of 12 months base pay and earned bonus in the event that your employment is terminated with ENCAD within the first year of employment for any reason other than poor performance or "for cause."

** CONFIDENTIAL TREATMENT REQUESTED

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     -    Bridge loan in the amount of ** (interest free). It is agreed that this loan will be deducted from your 1999 performance bonus. If any balance still remains, it is agreed that you will repay ENCAD at that time (loan agreement will be executed upon your hire.)

Due to the enactment of the Immigration Reform and Control Act of 1986, this offer is contingent on your ability to produce acceptable documentation verifying your eligibility to work in the United States. Please review the enclosed INS I-9 form; it specifies which documents are acceptable. You will be required to complete this form and present the necessary documents on the day you begin work at ENCAD.

If you wish to accept our offer of employment, please sign and date this offer and return it to me. Your signature below will indicate your understanding that no other promises or representations have been made and that you will be considered an at-will employee; either party may end the relationship at any time. This offer is not a contract of employment, and the terms of employment are subject to change.

Mike, this letter describes the "tangible" components of our offer; just as important are the "intangible" we can offer you in terms of becoming a member of our executive team. I sincerely believe that we can provide you the personal challenges, professional support, and job satisfaction you are seeking!

We look forward to having you join us at ENCAD and a productive and mutually rewarding working relationship. If you have any questions, please call me at
**.

Sincerely,

/s/  Sheryl Roland
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Sheryl Roland
Director of Human Resources


Cc:      Mike Steep



Approved and accepted:


/s/  Michael Liess                               9/14/98
---------------------------------           ------------------
Michael Liess                                      Date

** CONFIDENTIAL TREATMENT REQUESTED